Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
China XD Plastics Company Limited:
We consent to the incorporation by reference in the registration statements on Form S-3/A (No. 333-167423 and No. 333-164027) of China XD Plastics Company Limited of our reports dated March 16, 2015, with respect to the consolidated balance sheets of China XD Plastics Company Limited as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of China XD Plastics Company Limited.
Our report dated March 16, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that China XD Plastics Company Limited did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of one material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the material weakness related to the Company's lack of sufficient accounting and financial reporting personnel has been identified and included in management's assessment.

/s/ KPMG

Hong Kong, China
March 16, 2015